Exhibit 99.1
GTSI Reports Second Quarter Results
GTSI Operations reduces loss for quarter 18.5%
HERNDON, VA., August 15, 2011 — GTSI Corp. (NASDAQ: GTSI), a systems integration, solutions and services provider to federal, state and local governments, today announced its financial results for the three months and six months ended June 30, 2011.
“For the second quarter and first half of 2011, we have significantly improved results from GTSI Operations compared to the second quarter and first half of 2010. We are working to improve the results of GTSI Operations by focusing on higher gross margin business and reducing the cost of operations.” said Sterling Phillips, GTSI’s Chief Executive Officer and President. “Second quarter results show an 18.5% reduction in loss from GTSI Operations compared to second quarter of 2010 and 31.2% reduction in loss for the first half of 2011 compared to the same period in 2010.” While GTSI Operations is a non — GAAP metric we believe it is a useful measure of the Company’s performance. It allows investors to distinguish the operating performance of the Company’s organic business compared to the contribution from its investment in Eyak Technology LLC.
Reported Results
For the second quarter of 2011, GTSI reported revenue of $81.3 million compared to $135.0 million for the second quarter of 2010, a revenue decline of 39.8%. Gross margin for the second quarter of 2011 decreased to $14.2 million from $17.4 million, a reduction of 18.9%, from the same period in 2010. Gross Margin percent for the second quarter was 17.4% compared to 12.9% for the same quarter last year. Operating expenses declined $4.0 million or 18.5% to $17.6 million compared to $21.6 million for the second quarter of 2010. This reduction of operating expenses is due primarily to the Company’s ongoing strategic cost reduction actions first initiated in 2010. The loss from GTSI Operations declined $0.8 million or 18.5% for the quarter compared to the loss for the second quarter of 2010. Earnings from our investment in Eyak Technology LLC. declined $1.1 million or 46.2% to $1.3 million compared to $2.4 million for the second quarter of 2010. The total net loss for the second quarter of 2011 was $1.5 million, compared to a net loss of $1.2 million for the same period in 2010. Diluted loss per share from GTSI Operations for the second quarter declined 17.6% or $0.05 per share compared to a $0.28 per share loss for the second quarter of 2010. Diluted earnings per share from our investment in Eyak Technology LLC. declined $0.07 or 44.6% per share. Our total loss per share declined $0.02 per share or 16.8% compared to the same quarter last year.
For the six months ended June 30, 2011, GTSI reported revenue of $151.6 million compared to $236.9 million for the same period in 2010, a decline of 36.0%. Gross margin for the six months ended June 30, 2011 decreased $3.9 million to $27.1 million, or 12.3% when compared to the first six months of 2010. Gross Margin percent for this period is 17.9% compared to 13.1% for the same period last year. Operating expenses declined $7.9 million or 18.0% to $36.0 million compared to $43.9 million for the first two quarters of 2010. The loss from GTSI Operations declined for the six months ended June 30, 2011 by $4.1 million or 31.2% compared to the first six months of 2010. Earnings from our investment in Eyak Technology LLC. declined $1.5 million or 38.1% to $2.4 million for the first half of 2011 compared to $3.9 million for the same period in 2010. Our total net loss for the six months ended June 30, 2011 was $4.1 million, compared to a net loss of $5.8 million for the same period in 2010. Compared to the first six months of 2010 the diluted loss per share from GTSI Operations declined by 32.0% or $0.27 per share for the first two quarters of 2011. The diluted earnings per share from our investment in Eyak Technology LLC. declined $0.10 or 39.1% per share compared to the same six month period of 2010. Our total loss per share for the first two quarters of 2011 declined by $0.18 per share or 29.4% compared to the six months ended June 30, 2010.
GTSI ended the quarter with $45.9 million in cash on hand. The Company had no long-term debt and no borrowings under its credit facility. As of June 30, 2011, GTSI had stockholders’ equity of $92.1 million or $9.52 per outstanding share.
Conference Call
An investor conference call to discuss second quarter results is scheduled for 11:00 a.m. Eastern Time August 17, 2011. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through October 16, 2011. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. Eastern, October 16, 2011. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 54488325.
About GTSI Corp.
GTSI (NASDAQ: GTSI) is a leading provider of technology solutions to federal, state, and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, more than 740 industry certifications, and customer service to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in data center, networking, collaboration, security, and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support, and financial services — and broad portfolio of contracts — ease the planning, purchasing, and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Virginia., GTSI has approximately 400 employees and reported revenue of $666.7 million for the 12 months ended December 31, 2010. For more information visit the company’s website at www.gtsi.com.
Use of Non-GAAP Financial Measures
This press release and the related conference call described above contain certain non-GAAP financial measures, including non-GAAP net loss before income taxes from GTSI Operations, non-GAAP net loss from GTSI Operations, and non-GAAP diluted net loss per share from GTSI Operations. The Company defines non-GAAP net loss before income taxes from GTSI Operations as GAAP net loss before income tax benefit and equity income from affiliates. Non-GAAP net loss from GTSI Operations is defined as GAAP net loss before equity income from affiliates less adjusted income tax benefit. Non-GAAP diluted loss per share from GTSI Operations is defined as non-GAAP net loss from GTSI Operations divided by weighted average shares outstanding.
The Company believes that it is appropriate to exclude the equity income from affiliates and the associated tax impact because these measures provide meaningful information to investors and management in their assessment of the Company’s operating performance and ongoing operations.
The Company believes that by reporting these measures, it provides insight and consistency in its financial reporting and presents a basis for comparison of its business operations between current, past and future periods. In addition, the measures provide a basis for the Company to compare its financial results to those of other comparable publicly traded companies and are used by its management team to plan and forecast its business.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with U.S. GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliation of our GAAP to non-GAAP measures, which are set forth below.
Forward Looking Statements
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Peter Whitfield
Senior Vice President & Chief Financial Officer
703.502.2954
peter.whitfield@gtsi.com

GTSI Corp. Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

SALES
Product	$66,428	$120,944	$124,966	$209,659
Service	10,436	11,958	18,323	22,674
Financing	4,419	2,145	8,329	4,528

	81,283	135,047	151,618	236,861

COST OF SALES
Product	58,743	109,287	108,711	189,740
Service	6,683	7,623	12,656	14,603
Financing	1,701	688	3,106	1,550

	67,127	117,598	124,473	205,893

GROSS MARGIN	14,156	17,449	27,145	30,968

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	17,675	21,646	35,970	43,860

LOSS FROM OPERATIONS	(3,519)	(4,197)	(8,825)	(12,892)

INTEREST AND OTHER INCOME, NET
Interest and other income (expense)	34	(81)	64	74
Equity income from affiliates	1,283	2,386	2,387	3,859
Interest expense	(146)	(178)	(296)	(357)

Interest and other income, net	1,171	2,127	2,155	3,576

LOSS BEFORE INCOME TAXES	(2,348)	(2,070)	(6,670)	(9,316)

INCOME TAX BENEFIT	(895)	(834)	(2,544)	(3,492)

NET LOSS	$(1,453)	$(1,236)	$(4,126)	$(5,824)

LOSS PER SHARE
Basic	$(0.15)	$(0.13)	$(0.43)	$(0.61)

Diluted	$(0.15)	$(0.13)	$(0.43)	$(0.61)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,655	9,593	9,643	9,605

Diluted	9,655	9,593	9,643	9,605

GTSI Corp. Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$45,935	$4,049
Accounts receivable, net	85,823	154,891
Inventory	8,310	13,708
Deferred costs	2,719	6,991
Other current assets	5,004	2,462

Total current assets	147,791	182,101
Depreciable assets, net	5,833	7,452
Long-term receivables and other assets	16,601	14,291

TOTAL ASSETS	$170,225	$203,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,400	$50,870
Accounts payable — floor plan	21,362	35,172
Accrued liabilities	9,008	14,887
Deferred revenue	4,222	3,661

Total current liabilities	74,992	104,590
Other liabilities	3,109	3,044

Total liabilities	78,101	107,634
Total stockholder’s equity	92,124	96,210

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$170,225	$203,844

GTSI CORP.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS FROM GTSI OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Loss (GAAP Basis)	(1,453)	(1,236)	(4,126)	(5,824)
Income Tax Benefit	895	834	2,544	3,492

Net Loss Before Income Tax Benefit (GAAP Basis)	(2,348)	(2,069)	(6,671)	(9,316)

Equity Income from Affiliates	1,283	2,386	2,387	3,859

Non-GAAP Net Loss Before Income Taxes from GTSI Operations	(3,631)	(4,456)	(9,058)	(13,174)

Add: Adjusted Income Tax Benefit	1,386	1,748	3,459	4,969

Non-GAAP Net Loss from GTSI Operations	(2,245)	(2,708)	(5,599)	(8,205)

Non GAAP Diluted Loss Per Share from GTSI Operations	(0.23)	(0.28)	(0.58)	(0.85)